Exhibit 99.1

Press Release

TIDEWATER INC • Pan-American Life Center • 601 Poydras Street, Suite 1900 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (504) 566-4582

Jeffrey Gorski Joins Tidewater’s Senior Management Team

NEW ORLEANS, January 23, 2012 — Tidewater Inc. (NYSE:TDW) announced today that Jeffrey A. Gorski has joined Tidewater as a Senior Vice President. Mr. Gorski reports to Tidewater’s Chief Operating Officer, Jeff Platt, and is responsible for the Company’s operations in the United States and its engineering and technical services group.

Mr. Gorski joins Tidewater with more than 25 years of domestic and international experience within the oil and gas industry. During the past 28 years, Mr. Gorski has held a variety of positions within Schlumberger, including, most recently, Vice President of Global Accounts. Before this role, he served as Vice President, Southeast Basin – USA and Vice President of Industry Affairs – North America. Prior positions within Schlumberger included management responsibilities in Rio de Janeiro, Brazil and Melbourne, Australia.

Mr. Gorski earned his Bachelor of Science degree in Geological Engineering from the University of Minnesota in 1982. He is an active member of various industry professional societies and trade associations and currently serves on the Boards of Directors of the KidLinks Foundation and Palmer Drug Abuse Program. Mr. Gorski and his family reside in the Houston area, and he will be based in Tidewater’s Houston office.

Tidewater Inc. owns 354 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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